Exhibit 99.1

Company Investor/Media Contact:
dj Orthopedics, Inc.
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS ANNOUNCES SECOND QUARTER RESULTS

•                  Net revenues grow 8.9% to $68.8 million

•                  Earnings per share grow to 31 cents

SAN DIEGO, CA July 28, 2005 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced financial results for the second quarter of 2005, ended July 2, 2005.

Second Quarter Results

Net revenues for the second quarter of 2005 were $68.8 million, reflecting an increase of 8.9 percent, compared with net revenues of $63.2 million in the second quarter of 2004.  The second quarters of 2005 and 2004 each included 64 shipping days.

Net income for the second quarter of 2005 was $6.9 million, or $0.31 per share, compared with net income of  $67,000 or $0.0 per share for the second quarter of 2004.  Reported net income for the second quarter of 2004 included one-time charges of approximately $7.8 million, or $4.7 million net of tax, associated with the early redemption of the Company’s Senior Subordinated Notes.  Excluding these charges in 2004, net income for the second quarter of 2005 increased 46.7 percent, compared to $4.7 million for the second quarter of 2004.

Six Month Results

Net revenues for the first six months of 2005 were $139.1 million, reflecting an increase of 10.9 percent, compared with net revenues of $125.4 million for the first six months of 2004.  The first half of 2005 included 129 shipping days while the comparable 2004 period included 125 shipping days.  On the basis of average daily sales, net revenues per day in the first half of 2005 increased 7.4 percent compared to net revenues per day for the first half of 2004.

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Net income for the first six months of 2005 was $13.5 million, or $0.60 per share, compared with net income of $4.0 million or $0.18 per share for the first six months of 2004.  Excluding the 2004 charges discussed above, net income for the first six months of 2005 increased 55.4 percent, compared to $8.7 million for the first six months of 2004.

“As we measure our progress against our 2005 sales growth objectives through the first half of this year, we are very pleased with our overall results,” said Les Cross, president and CEO of dj Orthopedics.  “In the second quarter, growth in our Domestic Rehabilitation business was very strong and ahead of our expectations at 8.7 percent, with contributions from each channel within this segment.  New product introductions have helped expand our DonJoy franchise.   In our ProCare channel, we continue to convert new hospital accounts within our expanding portfolio of national supply contracts.  Our OfficeCare channel was also a strong contributor this quarter due in part to the new accounts added with our first quarter acquisition of Superior Medical Equipment.  We are also pleased to report another strong quarter from our International segment, which delivered sales growth of 14.6 percent, including the benefit of favorable changes in foreign exchange rates.

“We continue to make progress in our Regeneration segment, however, we experienced some unforeseen turnover within our sales organization in the second quarter, which constrained the acceleration we expected to see this quarter in average daily sales.  Considering this, we were pleased to see revenue growth of 12.2 percent from our OL1000 product, compared to the second quarter of 2004. Sales of our SpinaLogic product were about flat with the prior year, but showed a 2.3 percent sequential growth from the first quarter of this year.  This was slightly ahead of our internal goal for this product, due to strong results in the territories we have recently reorganized.  We continue to work with DePuy Spine to improve SpinaLogic sales performance in other territories.  Overall Regeneration growth was 6.4 percent in the second quarter. We continue to believe that both segments of the bone growth stimulation market provide attractive opportunities for dj Orthopedics.

“Another highlight of the quarter was the expansion of our profit margins, driven by sales growth and continuous improvement in our operations.  Our gross profit margins have reached new highs at over 64 percent, with additional incremental cost savings from our recent manufacturing initiatives.  Accordingly, our operating margin was up over 100 basis points from the first quarter of this year, to 18.9 percent. Cash flow from operations was also solid in the quarter at $11.6 million, once again demonstrating the high quality of our reported earnings.

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“Our third fiscal quarter contains 63 shipping days, one less than in the second quarter of 2005.  We expect average daily sales in our domestic rehabilitation segment to accelerate in the third quarter of 2005 as we enter the football selling season.  Conversely, our international average daily sales should decrease sequentially due to the heavy European holiday season in the third quarter of 2005. We expect our regeneration segment to show improved year over year growth in the third quarter of 2005, as we reach the anniversary of the commencement of our 2004 integration phase.  Taken together, we expect a strong third quarter with total sales of $68 - $69 million. We continue to target revenue of approximately $275 million for the full 2005 year, with earnings per share of $1.20 to $1.25.”

Second Quarter Business Highlights:

The Company announced the following highlights during the second quarter:

•                  dj Orthopedics completed an amendment to its credit agreement that lowered the Company’s interest rate and provides greater flexibility for strategic and financial purposes.

•                  dj Orthopedics signed a new three-year, multi-source contract with MedAssets Supply Chain Systems for its ProCare soft goods products.

•                  dj Orthopedics announced an agreement with Full90 Sports, Inc. where dj Orthopedics will design and manufacture a unique line of soccer-related injury reduction products.

•                  dj Orthopedics announced a sponsorship agreement with the Justin Sportsmedicine Team, the official medical provider to The Professional Rodeo Cowboys Association.

Conference Call Information

dj Orthopedics has scheduled a conference call to discuss this announcement beginning at 1:00 PM, Eastern Time today, July 28, 2005.  Individuals interested in listening to the conference call may do so by dialing (706) 634-0177, using the reservation code 7810493.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call also will be available via the Internet at www.djortho.com, and a recording of the call will be available on the Company’s website.

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  Marketed under the DonJoy and ProCare brands, the Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods, pain management, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury. The Company’s regeneration products

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consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.  Together, these products provide solutions throughout the patient’s continuum of care.  The Company sells its products in the United States and in more than 40 other countries through networks of agents, distributors and its direct sales force.  Customers include orthopedic, podiatric and spine surgeons, orthotic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s revenue and earnings estimates for the full fiscal year 2005 and for the third quarter of 2005, which are dependent upon the success of the Company’s growth initiatives for its Domestic Rehabilitation business, its Regeneration business through new selling strategies such as marketing programs and selling arrangements, and its International business through new market expansion and new product introductions.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks relating to the successful execution of the Company’s business strategy relative to its Regeneration business; the continued growth of the bone growth stimulation market; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s transition to direct sales of its products in select foreign countries; the Company’s international operations; resources needed and risks involved in complying with government regulations including Section 404 of the Sarbanes-Oxley Act; developing and protecting intellectual property; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; and the effects of healthcare reform, managed care and buying groups on prices of the Company’s products. Other risk factors are detailed in the Company’s Annual Report on Form 10-K for the 2004 calendar year, filed on March 4, 2005 with the Securities and Exchange Commission.

Tables to follow

dj Orthopedics, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data and number of operating days)

	Three Months Ended		Six Months Ended
	July 2, 2005	June 26, 2004	July 2, 2005	June 26, 2004

Net revenues	$68,827	$63,186	$139,077	$125,427
Costs of goods sold	24,573	22,953	50,794	46,312
Gross profit	44,254	40,233	88,283	79,115
Operating expenses:
Sales and marketing	21,336	19,770	42,772	38,964
General and administrative	7,052	6,804	14,500	13,548
Research and development	1,691	1,402	3,263	2,780
Amortization of acquired intangibles	1,153	1,153	2,305	2,425
Total operating expenses	31,232	29,129	62,840	57,717
Income from operations	13,022	11,104	25,443	21,398
Interest expense and other, net	(1,472)	(3,238)	(2,900)	(6,897)
Prepayment premium and other costs related to senior subordinated notes redemption	—	(7,760)	—	(7,760)
Income before income taxes	11,550	106	22,543	6,741
Provision for income taxes	(4,621)	(39)	(9,017)	(2,694)
Net income	$6,929	$67	$13,526	$4,047

Net income per share:
Basic	$0.32	$—	$0.62	$0.20
Diluted	$0.31	$—	$0.60	$0.18
Weighted average shares outstanding used to calculate per share information:
Basic	21,745	21,687	21,660	20,672
Diluted	22,645	23,039	22,540	21,932

Number of operating days	64	64	129	125

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dj Orthopedics, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	July 2,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$6,214	$11,182
Accounts receivable, net	54,895	46,981
Inventories, net	18,842	19,071
Deferred tax asset, current portion	7,902	7,902
Other current assets	4,710	5,359
Total current assets	92,563	90,495
Property, plant and equipment, net	14,817	15,463
Goodwill, intangible assets and other assets	154,777	154,792
Deferred tax asset	37,412	46,100
Total assets	$299,569	$306,850

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other accrued liabilities	$27,467	$28,812
Long-term debt, current portion	5,000	5,000
Total current liabilities	32,467	33,812
Long-term debt, less current portion	65,750	90,000
Total stockholders’ equity	201,352	183,038
Total liabilities and stockholders’ equity	$299,569	$306,850

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dj Orthopedics, Inc.

Unaudited Segment Information

(In thousands, except number of operating days)

	Three Months Ended		Revenues per Day		Six months ended		Revenues per Day
	July 2,	June 26,	July 2,	June 26,	July 2,	June 26,	July 2,	June 26,
	2005	2004	2005	2004	2005	2004	2005	2004
Net revenues:
Domestic rehabilitation	$47,078	$43,301	$736	$677	$94,598	$85,711	$733	$686
Regeneration	13,520	12,705	211	198	27,112	24,911	210	199
International	8,229	7,180	128	112	17,367	14,805	135	118
Consolidated net revenues	68,827	63,186	$1,075	$987	139,077	125,427	$1,078	$1,003

Gross profit:
Domestic rehabilitation	26,686	24,515			52,738	48,403
Regeneration	12,003	11,278			23,957	21,308
International	5,565	4,440			11,588	9,404
Consolidated gross profit	44,254	40,233			88,283	79,115

Income from operations:
Domestic rehabilitation	9,969	8,548			19,036	16,889
Regeneration	3,519	3,075			7,199	4,977
International	2,203	1,449			4,845	3,790
Income from operations of reportable segments	15,691	13,072			31,080	25,656
Expenses not allocated to segments	(2,669)	(1,968)			(5,637)	(4,258)
Consolidated income from operations	$13,022	$11,104			$25,443	$21,398

Number of operating days	64	64			129	125

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